Exhibit 4.4

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

WARRANT NO.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND SUCH LAWS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO INTELLON CORPORATION, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

July 28, 2005	1,144,130 Shares

SERIES B PREFERRED STOCK WARRANT

of

INTELLON CORPORATION

THIS CERTIFIES THAT [****] (“Warrantholder” or [****]) is entitled to subscribe for and purchase from Intellon Corporation, a Delaware corporation (the “Company”), for value received and in consideration for Warrantholder’s performance and support of efforts to enhance the marketing and positioning of the Company’s products and services, at any time or from time to time from the date hereof, subject to Section 1 hereof, and prior to 5:00 p.m., Ocala, Florida time until the earlier of (i) five (5) years or (ii) the closing of an initial public offering (an “IPO”) of its common stock, $.0001 par value (the “Common Stock”), pursuant to a registration statement under the Securities Act of 1933, as amended (the “Exercise Period”), in accordance with the terms of this Warrant, up to 1,144,130 fully paid and nonassessable shares (the “Shares”) of the Company’s Series B Preferred Stock, par value $.0001 per share (the “Series B Stock”), such number of shares being subject to adjustment as set forth in Section 4 of this Warrant.

The price per share payable upon the exercise of this Warrant (such price or such other prices as may result from the adjustment specified in Section 4 of this Warrant being referred to herein as the “Warrant Price”) shall be $[****] per share. The Warrant Price shall be payable by cash, cashier’s check or by a net issue exercise in lieu of the cash or cashier’s check (a “Net Issue Exercise”). All references herein to an “exercise” of the Warrant shall include a Net Issue Exercise.

1.	Exercise of Warrant. This Warrant may be exercised, in whole or in part, for up to 1,144,130 Shares, in the aggregate, as follows (with such share amounts subject to adjustment as set forth in Section 4 of this Warrant):

(a) [****]. The Warrant may be immediately exercised for 114,413 (10%) Shares upon the date that [****] becomes a [****];

(b) [****]. The Warrant may be exercised for an aggregate of up to 114,412 (10%) Shares upon the public release by [****] of a [****] as follows in accordance with this Subsection 1(b):

(i) 57,206 (5%) Shares for each [****];

(ii) 57,206 (5%) Shares for each [****]; and

(iii) 57,206 (5%) Shares for each [****].

(c) [****]. The may be immediately exercised for an aggregate of up to 343,239 (30%) Warrant Shares, in the event any of the following occur:

(i) 114,413 (10%) Shares for each [****];

(ii) 114,413 (10%) Shares for each [****]; or

(iii) 114,413 (10%) Shares for each [****].

(d) [****]. The may be immediately exercised for an aggregate of up to 572,066 (50%) Warrant Shares, in the event any of the following occur:

(i) 286,033 (25%) Shares for [****];

(ii) 286,033 (25%) Shares for [****].

Notwithstanding the various ways the Warrant may become exercisable, in no event shall the number of Shares for which the Warrant is exercisable exceed 1,144,130 shares of Series B Stock (subject to adjustment as set forth in Section 4 of this Warrant).

2.	Stock Fully Paid; Reservation of Shares; Stock Dividends, Subdivisions, and Combinations; Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.

(a) All Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of Series B Stock and Common Stock underlying the Series B Stock, to provide for the exercise of the rights represented by this Warrant and the conversion to Common Stock of the Series B Stock so acquired.

(b) If at any time the Company shall:

(i) issue additional shares of Series B Stock as a dividend or other distribution of Series B Stock, subdivide its outstanding shares of Series B Stock into a larger number of shares of Series B Stock, or

(ii) combine its outstanding shares of Series B Stock into a smaller number of shares of Series B Stock, then (x) the number of shares of Series B Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Series B Stock which a record holder of the same number of shares of Series B Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (y) the Warrant Price shall be adjusted to equal (A) the Warrant Price multiplied by the number of shares of Series B Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of shares for which this Warrant is exercisable immediately after such adjustment.

(c) In case the Company shall reorganize its capital stock, reclassify its capital stock (other than a change in par value or a subdivision or combination as provided for in Subsection (b)), consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the capital stock of the Company other than (i) solely a change or distribution as contemplated by Subsection (b) above, or (ii) a merger or reorganization involving only a change in the state of incorporation of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of capital stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of capital stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Series B Stock (with any action pursuant to which such distribution, reclassification, merger, etc., is to be undertaken being referred to as the “Transaction”), then Warrantholder shall receive notice of the Transaction prior to the record date for determining those Series B Stockholders entitled to vote on and/or to receive a distribution in connection with consummation of such Transaction. Upon the consummation of any Transaction pursuant to which the Company is not the surviving corporation, this Warrant, to the extent exercisable in accordance with Section 1 above but previously unexercised, shall be deemed automatically exercised without the payment of the related Warrant Price therefor immediately prior to the closing of the Transaction (the “Automatic Exercise Date”); provided, that to the extent that the Warrant was not exercisable in accordance with Section 1 as of the Automatic Exercise Date, the Warrant shall not be further exercisable thereafter and shall be of no further force and effect, null and void and unexercisable. The foregoing provisions of this Subsection (c) shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or dispositions of assets, as applicable.

3.	Limitations and Considerations on Transfer and Exercise.

(a) Neither this Warrant nor any rights hereunder are transferable, in whole or in part, without the prior written consent of the Company, which consent may be granted or withheld in the Company’s sole discretion, except that Warrantholder may, subject to this Section 3, transfer this Warrant to an Affiliate.

(b) As a condition of transfer to an Affiliate or to a transferee approved by the Company in accordance with Subsection 3(a)

(either an “Approved Transferee”) such Approved Transferee shall agree (i) to execute and deliver joinder agreements, in form acceptable to the Company, agreeing to be bound by the provisions of the: (y) Amended and Restated Stockholders Agreement, dated as of March 15, 2005, as amended, among the Company and the stockholders of the Company named therein (the “Stockholders Agreement”); and (z) the Amended and Restated Investors’ Rights Agreement, dated as of March 15, 2005, as amended, among the Company and the investors in the Company named therein (the “Rights Agreement”, and with the Stockholders Agreement, the “Investor Agreements”), in each case upon the exercise of this Warrant in whole or in part; and (ii) that to the extent that the triggers enumerated in this Warrant require the performance by [****] of a particular action, performance of that action by an entity other than [****] will not activate such triggers and will not entitle the Approved Transferee to exercise the Warrant thereunder, without the consent of the Company.

(c) The Warrantholder acknowledges that it is a party to the Investor Agreements.

(d) The Company need not register a transfer of this Warrant unless the conditions specified in the legend on the front page hereof and Sections 3(a) and 3(b) hereof are satisfied. Subject to the satisfaction of such conditions, any transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company, or the office or agency designated by the Company, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by Warrantholder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall, subject to the conditions set forth in the legend and Sections 3(a) and 3(b) hereof, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be canceled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of the Shares without having a new Warrant issued.

(e) Subject to the conditions set forth in the legend and Sections 3(a) and 3(b) hereof, this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Warrantholder or its agent or attorney. Subject to compliance with this Section 3 as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(f) The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 3.

(g) The Company agrees to maintain, at its aforesaid office or agency, books for the registration and the registration of transfer of the Warrants.

(h) Each certificate or other instrument for Shares issued upon the exercise of this Warrant shall bear a legend substantially similar to the legend on the front page hereof and as the Investor Agreements shall require. Certificates evidencing the Shares issued upon the exercise of this Warrant shall be delivered to the Warrantholder within seven (7) days following due exercise of this Warrant in accordance with the terms hereof.

(i) The Company hereby acknowledges that exercise of this Warrant by Warrantholder may subject the Company and/or the Warrantholder to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and that Warrantholder may be prevented from exercising this Warrant until the expiration or early termination of all waiting periods imposed by the HSR Act (“HSR Act Restrictions”). If, on or before the expiration of this Warrant, Warrantholder has sent the Notice of Exercise to Company and Warrantholder has not been able to complete the exercise of this Warrant prior to its expiration because of HSR Act Restrictions, the Warrantholder shall be entitled to complete the process of exercising this Warrant in accordance with the procedures contained herein notwithstanding the fact that completion of the exercise of this Warrant would take place after the expiration of the Warrant.

4.	Rights, Preferences, Privileges and Restrictions of Series B Preferred Stock. The Shares of Series B Stock shall have the rights, preferences, privileges and restrictions set forth in the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), as such Charter may be further amended from time to time in accordance with its provisions. To the extent the Warrantholder holds or may exercise registration rights with respect to the shares of Series B Stock it holds in the Company, the Warrant Shares, to the extent exercised, shall be included in any exercise of such registration rights and the Company agrees to include the Warrant Shares in any exercise of the Warrantholder’s registration rights.

5.	Notices. Upon any adjustment of the Warrant Price and increase or decrease in the number of Shares purchasable upon the exercise of this Warrant, then, and in each such case, the Company, within thirty (30) days thereafter, shall give written notice thereof to Warrantholder at the address of such holder as shown on the books of the Company, which notice shall state the Warrant Price and the increased or decreased number of Shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall also provide the Warrantholder with at least twenty (20) days advance written notice before the occurrence of any IPO.

6.	Representations and Warranties of Warrantholder. Warrantholder represents and warrants that (a) it is an “accredited investor” within the meaning of Rule 501 under the Act; (b) it will acquire this Warrant for its own account and that this Warrant is being and will be acquired by it for the purpose of investment and not with a view to distribution or resale thereof in violation of the Act; and (c) it has taken no action that would give rise to any claim by any other Person for any brokerage commissions, finders’ fees or the like relating to this Warrant. Warrantholder further represents that it understands and agrees that until this Warrant or any Shares held by it are registered under the Act or transferred pursuant to the provisions of Rule 144 under the Act, all certificates evidencing this Warrant or any of such Shares shall bear a legend, prominently stamped or printed thereon, substantially similar to the legend on the front page hereof.

7.	Miscellaneous.

(a) The Company covenants that it will at all times reserve and keep available, solely for the purpose of issue upon the exercise hereof, a sufficient number of shares of Series B Stock to permit the exercise hereof in full and a sufficient number of shares of Common Stock to permit the conversion of such shares acquired upon Warrant exercise. Such shares when issued in compliance with the provisions of this Warrant and the Company’s Charter, as amended, will be duly authorized, validly issued, fully paid and nonassessable.

(b) In the event the Series B Stock of the Company is converted or exchanged into another series of preferred stock of the Company or other securities of the Company, this Warrant will automatically be exercisable for the security in which the Series B Stock is converted or exchanged and at the same conversion or exchange rate (e.g., if each share of Series B Stock is converted into two shares of another series of preferred stock of the Company, this Warrant will be exercisable for 2,288,260 shares of that series of preferred stock and all the vesting share amounts would be doubled).

(c) The terms of this Warrant shall be binding and shall inure to the benefit of any successors or permitted assigns of the Company and of Warrantholder.

(d) No Warrantholder, as such, shall be entitled to vote or receive dividends or be deemed to be a stockholder of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the holder of this Warrant, as such, any rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise.

(e) Receipt of this Warrant by Warrantholder shall constitute acceptance of and agreement to the foregoing terms and conditions.

(f) The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

(g) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like date and tenor.

(h) If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(i) Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

(j) This Warrant shall be governed by the laws of the State of Delaware.

(k) For purposes of this Warrant:

“Affiliate” shall mean, of any Person, a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such other Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that beneficial ownership of at least 50% of the voting securities of a Person shall be deemed to be control.

“Person” shall mean an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or other legal entity.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

Dated: July 28, 2005	INTELLON CORPORATION

	By:	/s/ Charles E. Harris
Charles E. Harris,
Chairman and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

[****]

By:	/s/ [****]
Name:	[****]
Title:	Corporate Vice President

EXHIBIT A

NOTICE OF EXERCISE

[To be signed and delivered upon exercise of Warrant]

The undersigned holder of this Warrant (“Warrantholder”), hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder,              shares of Series B Preferred Stock, $.0001 par value per share, of Intellon Corporation, based on the occurrence of the following event described in Section          of the Warrant:

[Insert date and description of event allowing exercise of warrant.]

The Warrantholder herewith makes payment of $             therefor or certifies to Intellon Corporation that it has paid to Intellon Corporation in accordance with the terms of the Warrant an amount equal to $[****] for each share of Series B Preferred Stock being purchased pursuant to this Notice of Exercise (such price subject to adjustment as set forth in the Warrant), and requests that the certificates for such shares be issued in the name of, and delivered to                                          whose address is                                                          .

Dated:
(Signature)

(Name)

(Address)

EXHIBIT B

FORM OF TRANSFER

(To be signed only upon authorized transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                          the right represented by the attached Warrant to purchase                     * shares of Series B Preferred Stock, $.0001 par value per share, of Intellon Corporation to which the attached Warrant relates, and appoints                                          Attorney to transfer such right on the books of Intellon Corporation with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

(Address)

Signed in the presence of:

*	Insert here the number of shares without making any adjustment for additional shares of Series B Preferred Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.